Exhibit 10.1

www.bdo.com	661 Sunnybrook Rd., Suite 100 Ridgeland, MS 39157

February 12, 2026

Board of Directors

Norris Industries, Inc.

102 Palo Pinto St. Suite B

Weatherford, Texas 76086

Dear Sirs,

BDO USA, P.C. has completed our analysis of the accounting treatment for the Series A Convertible Preferred Stock (“Preferred Stock”) and have concluded that the historical accounting treatment for the Preferred Stock was incorrect. Specifically, the Preferred Stock was incorrectly recorded in permanent equity.

We have evaluated the materiality of the error and concluded that the error is material to the previously issued financial statements, and those financial statements should no longer be relied upon. We hereby advise the Company to promptly disclose this matter in a Form 8-K to notify investors that the previously issued financial statements should no longer be relied upon. Failure to take action on this matter within four business days of this letter, will result in us notifying the Securities and Exchange Commission regarding this matter.

Sincerely,

BDO USA, P.C., a Virginia professional corporation, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.